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Exhibit 8.1

[Kummer Kaempfer Bonner & Renshaw Letterhead]

July 18, 2002

USA Capital First Trust Deed Fund, LLC
c/o USA Capital Realty Advisors, LLC
4484 South Pecos Road
Las Vegas, Nevada 89121

RE:	USA CAPITAL FIRST TRUST DEED FUND, LLC REGISTRATION STATEMENT ON FORM S-11 20,000 MEMBERSHIP UNITS $100,000,000 AGGREGATE OFFERING AMOUNT

Ladies and Gentlemen:

        As outside counsel to USA Capital First Trust Deed Fund, LLC, a Nevada limited-liability company (the "Company"), we are rendering this opinion in connection with the registration by the Company of a maximum of 20,000 membership units (the "Units") in the Company and the proposed issuance of the Units under the above-referenced registration statement.

        In this regard, we have reviewed and examined originals or copies of the documents, certified or otherwise identified to our satisfaction, including, without limitation, the following: (i) Registration Statement on Form S-11, as amended (the "Registration Statement"), on file with the Securities and Exchange Commission (the "Commission"), File No. 333-59362; (ii) the Company's Articles of Organization, including all amendments thereto, currently on file in the office of the Secretary of State for the State of Nevada (the "Articles"); (iii) the Company's operating agreement, including all amendments thereto, dated as of July 18, 2002 (the "Operating Agreement"); (iv) the Company's audited financial statements and the accompanying report dated March 29, 2002, by Beadle, McBride & Reeves LLP, the Company's Certified Public Accountants; and (v) records of the Company, certificates and statements of officers of the Company and such other documents as we have considered necessary in order to furnish this opinion.

        We assume that: (i) the Operating Agreement will be duly and properly executed in the exact form reviewed by us; (ii) the Company is operating and will continue to operate in accordance with the terms and conditions set for in the Articles and the Operating Agreement; and (iii) any creditor who makes any nonrecourse loan to the Company will not have or acquire at any time, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company other than as a creditor thereof.

        We have also assumed: (i) the genuineness of all signatures on all documents that have been reviewed or examined by us, and the legal capacity of natural persons who executed or who will execute such documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the authentic original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such copies; and (iv) that all records and other information provided to us by the Company, and on which we have relied, are complete in all respects.

        With respect to all questions of fact on which this opinion is based, we have assumed the accuracy and completeness of and have relied on the information set forth in the Registration Statement and in the documents incorporated therein by reference, and on representations made to us by the officers of the Company and Beadle, McBride & Reeves LLP. Any amendments to the documents or changes in any fact could affect the opinions expressed herein. We have not independently verified such information.

        This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, the "Tax Laws"). No assurance can be given that the Tax Laws will not change and we give no assurance that such changes will not affect the opinion expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion.

        In preparing the discussions with respect to the Tax Laws matters in the section of the Registration Statement captioned "Federal Income Tax Consequences," we have made certain assumptions and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.

        Based upon and subject to the foregoing, we are of the opinion that the discussion with respect to the Tax Laws matters in the section of the Registration Statement captioned "Federal Income Tax Consequences," in all material respects is accurate and fairly summarizes the Tax Laws issues addressed therein, and hereby confirm that the opinion of counsel referred to in said section represents our opinion on the subject matter thereof.

        We render no opinion with respect to the federal income tax treatment of any specific item of income, gain, loss, deduction or credit of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,

                      /s/ Kummer Kaempfer Bonner & Renshaw

                      Kummer Kaempfer Bonner & Renshaw

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  Exhibit 8.1